Exhibit (a)(3)

ARTICLES OF AMENDMENT OF

GE INVESTMENTS FUNDS, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is GE Investments Funds, Inc. (the “Corporation”).

2.	These Articles of Amendment amend the Corporation’s Articles of Incorporation, as amended and/or restated to date (the “Articles of Incorporation”), to change the name of the Corporation to “State Street Variable Insurance Series Funds, Inc.” (“Amendment 1”) and to permit the board of directors to approve changes in the name of the Corporation without shareholder action (“Amendment 2”). Accordingly, the First Article of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

FIRST:	The name of the corporation is State Street Variable Insurance Series Funds, Inc. (hereinafter the ‘Corporation’). To the extent permitted by the Virginia Stock Corporation Act, the Board of Directors may, without shareholder action, amend these Articles of Incorporation to change the name of the Corporation.

3.	The foregoing amendments were adopted by the Corporation on June 9, 2016 (Amendment 1) and September 22, 2016 (Amendment 2).

4.	The amendments were proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments were:

Designation	Number of Outstanding Shares	Number of Votes
GE Investments Funds, Inc.	145,182,715.789	145,182,697.634

(b)	The total number of votes cast for and against the amendments by each voting group entitled to vote separately on the amendments were:

Voting Group	Total Votes For	Total Votes Against	Abstained
GE Investments Funds, Inc. (Amendment 1)	129,623,837.82	10,047,818.53	5,511,041.28

GE Investments Funds, Inc. (Amendment 2)	118,220,823.87	21,486,028.15	5,475,845.61

(c)	The number cast for the amendments by each voting group was sufficient for approval by that voting group.

Executed in the name of the Corporation:

By:	/s/ JoonWon Choe	Date:	November 4, 2016
Name:	JoonWon Choe	Title:	Vice President and Secretary

		SCC ID:	02563070